Exhibit 23.7

CONSENT OF AUSENCO ENGINEERING CANADA INC.

The undersigned hereby consents to the inclusion in or incorporation by reference in the registration statement on Form S-8 (the “Registration Statement”) of Trilogy Metals Inc. being filed with the U.S. Securities and Exchange Commission, of references to the Ausenco Engineering Canada Inc.’s name and to the use of those sections of the technical report titled “Arctic Feasibility Study, Alaska, USA, NI 43-101 Technical Report” dated effective August 20, 2020 and released October 2, 2020 (the “Technical Report”) that were prepared by Ausenco Engineering Canada Inc., and the use of scientific and technical information from those sections of the technical report (collectively, the “Technical Information”), including extracts from or summaries of the Technical Information.

DATED: June 6, 2021
Ausenco Engineering Canada Inc.

Signed: Paul Staples
Name: Paul Staples Title: VP and Global Practice Lead